Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

USA Rare Earth, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(a)	126,476,950	$17.38	$2,198,169,391.00	0.0001381	$303,567.19

Total Offering Amounts:							$2,198,169,391.00		303,567.19
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$303,567.19

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and Rule 457(c) of the Securities Act, on the basis of the average of the high ($17.795) and low ($16.96) sales prices of the Common Stock as reported on the Nasdaq Stock Market on September 1, 2026, which date is within five business days prior to filing this Registration Statement.

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split or stock dividend or pursuant to anti-dilution provisions of any of the securities.